Exhibit 1

Item 4.  Ownership.  The information required by this item with respect to the Reporting Person is set forth in Rows 5 through 9 and 11 of the cover page to this Schedule 13G.
As of the date of this Schedule 13G, Mr. Cooperman may be deemed the beneficial owner of 1,286,040 Shares, which is comprised of: (i) 1,267,690 Shares held by Capital LP, (ii) 12,350 Shares held by the UTMA Account, (iii) 30 Shares held by the Toby Cooperman IRA, (iv) 45 shares held by the Michael Cooperman IRA, (v) 350 Shares held by the Leon Cooperman IRA and (vi) 5,575 Shares held directly by Mr. Cooperman, which collectively constitute approximately 11.6% of the total number of Shares outstanding, calculated based on 11,079,270 Shares outstanding as of August 6, 2025, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2025. This amount does not include the Shares underlying the conversion of the Convertible Notes held by Capital LP which, if not for the Blocker, would be convertible into 789,473 Shares at a conversion price of $19.00 per Share. As of September 2, 2025, the Convertible Notes held by Capital LP may not be converted into Shares due to the Blocker restrictions as Mr. Cooperman currently beneficially owns more than 9.99% of the Issuer’s Shares outstanding.
As part of this late report all missed reports from April 12, 2021 to the date hereof are included in the table below.

Reporting Date:	Reporting Person’s Beneficial Ownership Position:	Reporting Person’s Beneficial Ownership Percentage:
April 1, 2021	3,500,000(3) Shares	5.5%(4)
December 31, 2021	5,065,000(3) Shares	8.6%(5)
December 31, 2022	5,570,045(3) Shares	8.9%(6)
December 31, 2023	6,000,000(3) Shares	6.8%(7)
August 26, 2024	992,628(8) Shares	10.0%(9)
September 30, 2024	1,050,015(8) Shares	10.6%(9)
December 31, 2024	1,081,495(8) Shares	10.9%(10)
March 30, 2025	1,202,187(8) Shares	11.2%(11)
June 30, 2025	1,275,412(8) Shares	11.5%(12)
(3)	The number of Shares reported as of each respective date prior to July 26, 2024 does not give effect to the Issuer’s 10-to-1 reverse stock split (the “Reverse Stock Split”) effected on such date.
(4)	The percentage reported is calculated based on 64,140,214 Shares outstanding as of April 1, 2021, as reported in the Issuer’s Registration Statement on Form S-1 filed with the SEC on April 7, 2021.
(5)	The percentage reported is calculated based on 58,936,744 Shares outstanding as of November 12, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2021.
(6)	The percentage reported is calculated based on 62,962,573 Shares outstanding as of November 7, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2022.
(7)	The percentage reported is calculated based on 87,943,931 Shares outstanding as of November 3, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2023.
(8)	The number of Shares reported gives effect to the Issuer’s Reverse Stock Split.
(9)	The percentage reported is calculated based on 9,925,802 Shares outstanding as of August 6, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2024.
(10)	The percentage reported is calculated based on 9,926,412 Shares outstanding as of November 5, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2024.
(11)	The percentage reported is calculated based on 10,711,674 Shares outstanding as of March 11, 2025, as reported in the Issuer’s Annual Report on Form 10-K filed with the SEC on March 14, 2025.
(12)	The percentage reported is calculated based on 11,059,266 Shares outstanding as of May 16, 2025, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on May 23, 2025.